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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 06/17/1997
 971199971 - 2760360

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                NORTH ATLANTIC FINANCE ACQUISITION COMPANY, INC.

     THE UNDERSIGNED, being the sole incorporator of North Atlantic Finance Acquisition Company, Inc. (the "Corporation"), hereby certifies that:

     FIRST: The name of the Corporation is North Atlantic Finance Acquisition Company, Inc.

     SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 9, 1997.

     THIRD: Article First of said Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

     "FIRST: The name of the Corporation is North Atlantic Operating Company, Inc. (the "Corporation")."

     FOURTH: The Corporation has not received any payment for any of its stock and the foregoing amendment herein certified has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment this 17th day of June, 1997 and does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.



                                                  /s/ Dov Goldman
                                                  ------------------------
                                                  Dov Goldman
                                                  Sole Incorporator